Exhibit 99.1

News Release

Contacts:

FOR IMMEDIATE RELEASE	Neill Davis, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600

MEN’S WEARHOUSE ANNOUNCES 50% INCREASE IN REGULAR QUARTERLY DIVIDEND

HOUSTON – January 19, 2012—Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.18 per share on the Company’s common stock, payable on March 23, 2012 to shareholders of record at the close of business on March 13, 2012.

“Our goal is to deliver attractive growth and continued margin expansion while remaining dedicated to a balanced total shareholder return agenda,” stated Doug Ewert, Men’s Wearhouse president and chief executive officer. “This 50% increase in our dividend by our board reflects this commitment, and demonstrates our belief in our ongoing ability to generate strong and sustainable free cash flow, even in the current market environment.”

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,175 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of men’s designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions and Alexandra in the United Kingdom.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2011 and subsequent Forms 10-Q.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.kgstores.com, www.mooresclothing.com, www.dimensions.co.uk, www.alexandra.co.uk and www.twinhill.com.

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